Exhibit 10.41

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into January 5, 2017, effective as of January 9, 2017, by and between On Assignment, Inc. (the “Company”) and Michael J. McGowan (the “Consultant”).
RECITALS

WHEREAS, the members of the Nominating and Corporate Governance Committee (the “Committee”) have worked with the Consultant in his prior role as President of Oxford Global Resources, LLC and Chief Operating Officer of the Company, and believe that his extensive background, experience as a previous officer of the Company and talents would be relevant and supportive to the Company’s Board of Directors (the “Board”), and the Committee recommended to the Board that he be engaged as an advisor to the Board; and

WHEREAS, the Board discussed the Committee’s recommendation, and agreed that his services would be valuable to the Board’s deliberations, among other things.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Services and Compensation

(a)During the term of this Agreement, the Consultant shall serve as an advisor to the Company’s Board. The Consultant is invited to attend any meeting of the Board; provided, however, that the Company and the Board reserve the right to withhold any information and to exclude the Consultant from any meeting or portion thereof as the Board determines in its sole discretion. For the avoidance of doubt, the Consultant shall not have voting rights as an advisor to the Board, but shall be bound by the same confidentiality obligations as the members of the Board.

(b)In consideration for the performance of the Services during the term of this Agreement, the Company shall pay the Consultant compensation equal to the cash retainer, meeting fees and/or equity awards (if any), in each case, in such forms and amounts and subject to such terms and conditions as payments made generally to non-employee directors serving as non-chair members of the Board for the same period of service (the “Compensation”). Notwithstanding anything to the contrary contained herein, the Compensation shall not include any cash retainer, meeting fees and/or equity awards (if any), in each case, made to non-employee directors solely with respect to service on a committee of the Board.

(c)The Company shall reimburse the Consultant for reasonable expenses, such as travel, lodging and meal expenses, incurred by the Consultant at the Company’s request or with the Company’s approval, consistent with the Company’s generally applicable policies for non-employee directors and with supporting documentation.

2.Conflicting Obligations. The Consultant certifies that the Consultant has no outstanding agreement, relationship or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude the Consultant from complying with the provisions hereof, and further certifies that the

Consultant will not enter into any such conflicting agreement or relationship during the term of this Agreement. The Consultant agrees to comply with any insider trading policy, ethics policy and business conduct policy of the Company during the term of this Agreement. The Consultant agrees to not use information received by the Consultant during the term of this Agreement for personal gain or take advantage of any business opportunities that arise as a result of this Agreement that might be of interest to the Company.

3.Term and Termination
(a)Term. The term of this Agreement will commence on the date of this Agreement and will terminate upon delivery of written notice by the Company or the Consultant to the other party.

(b)Survival. Upon such termination all rights and duties of the parties toward each other shall cease except:
(i)That the Company shall be obliged to pay, within 30 days after the termination, all amounts owing to the Consultant for Services completed prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1(b) hereof; and

(ii)Sections 2 (Conflicting Obligations), 4 (Confidentiality) and 5 (Independent Contractors) hereof shall survive termination of this Agreement.

4.Confidentiality

(a)    Consultant recognizes that the Company is engaged in a continuous program of research, development and production respecting its business, present and future, including fields generally related to its business, and the Company possesses or has rights to information and/or in which property rights have been assigned or otherwise conveyed to the Company, which information is not generally known to the public or to other persons who can obtain economic gain from its disclosure and/or which has commercial value in the Company’s business (“Confidential Information”). By way of illustration, but not limitation, Confidential Information includes strategic plans, trade secrets, customer lists, customer files, growth lists, focus reports, information concerning customer contacts, employee lists, employee files, product ideas, processes, formulas, data and know-how, software and other computer programs and copyrightable materials, mask work rights, improvements, inventions, techniques, marketing plans and strategies, sales and financial reports and forecasts, pricing information, and the salaries, duties, qualifications and performance levels and terms of compensation of other employees.
(b) Consultant understands and agrees that his independent consultant relationship creates a relationship of confidence and trust between the Consultant and the Company with respect to (i) all Confidential Information, and (ii) the confidential information of others with which the Company has a business relationship. At all times, both during the term of this Agreement and thereafter, the Consultant will keep in confidence and trust all such information, and will not use or disclose any such information without the written consent of the Company, except as may be necessary in the ordinary course of performing his duties to the Company. The Consultant agrees that the disclosure of such information would cause irreparable damage to the Company reputation and that monetary relief would not adequately compensate the Company for the harm resulting from such disclosure. Accordingly, the Consultant agree that if he breaches or threatens to breach his obligations of confidentiality, as set forth herein, the Company shall be entitled to temporary or permanent injunctive relief to restrain the disclosure of such information in any action in which the Company seeks to enforce its rights under this Agreement. This consent to entry of injunctive relief shall not preclude the Company from seeking other and further relief, including monetary damages, in such action and shall not be deemed to be a limitation of the Company’s rights to seek full redress for any violations of the Company's rights under applicable law.

(c) Upon termination of the Services for any reason, the Consultant shall, to the extent requested by the Company, promptly deliver to the Company all confidential or proprietary information of the Company and any other property of the Company in any form contained (together with all copies thereof, as applicable), including without limitation, any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information regarding third parties received by the Consultant while providing Services.
5.Independent Contractor. The Consultant expressly acknowledges and agrees that he is solely an independent contractor and the Consultant shall not be construed to be an employee of the Company for purposes of the services provided under this Agreement. With respect to the services provided as an advisor, the Company shall not be obligated to (a) pay on the account of the Consultant, any unemployment tax or other taxes required under the law to be paid with respect to employees, (b) withhold any monies from the fees of the Consultant for income tax purposes or (c) provide the Consultant with any benefits, including without limitation health, welfare, pension, retirement, or any kind of insurance benefits, including workers’ compensation insurance. The Consultant acknowledges and agrees that the Consultant is obligated to report as income all compensation received by the Consultant pursuant to this Agreement, and to pay all self-employment and other taxes thereon. The Consultant and the Company hereby agree and acknowledge that this Agreement does not impose any obligation on the Company to offer employment or Board membership to the Consultant at any time.

6.Assignment. This Agreement and the rights and duties hereunder are personal to the Consultant and shall not be assigned, delegated, transferred, pledged or sold by the Consultant without the prior written consent of the Company. The Consultant hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder to any third party (a) that acquires all or substantially all of the assets of the Company or (b) that is the surviving or acquiring corporation in connection with a merger, consolidation or other acquisition involving the Company. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

7.Limitation on Liabilities. If the Consultant is awarded any damages as compensation for any breach related to this Agreement or a breach of any covenant contained in this Agreement (whether express or implied by either law or fact), such damages shall be limited to contractual damages and shall exclude (a) punitive damages and (b) consequential and/or incidental damages (e.g., lost profits and other indirect or speculative damages).

8.Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and interpreted under the laws of the California, without regard to conflict of law principles.

9.Entire Agreement; Counterparts. This Agreement constitutes the complete and final agreement of the parties and supersede any prior agreements between them, whether written or oral, with respect to the subject matter hereof. Notwithstanding the above, the Consultant’s Severance Agreement dated December 30, 2016, General Release of All Claims, dated January 6, 2017, and the Confidentiality, Non-Solicitation and Non-Competition Agreement, executed by the Consultant on January 3, 2007, each entered into with Oxford Global Resources, LLC and/or the Company, are not superseded or extinguished and will remain in full force and effect after the execution of this Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

10.Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ON ASSIGNMENT, INC.

By:     /s/Peter Dameris
Peter Dameris
Chief Executive Officer

CONSULTANT

/s/Michael J. McGowan
Michael J. McGowan